CONTACTS:
Media Inquiries
Krista Sohm
(248) 435-7115
krista.sohm@meritor.com

Investor Inquiries
Brett Penzkofer
(248) 435-9426
brett.penzkofer@meritor.com

Meritor Revises Second Quarter Earnings Guidance for
Fiscal Year 2011

TROY, Mich., (March 31, 2011) – Meritor, Inc. (NYSE: MTOR) announced today it is revising guidance for its second quarter of fiscal year 2011. Chip McClure, chairman, CEO and president, and Jay Craig, chief financial officer, will host a luncheon with investors and analysts, which will be simultaneously web-cast, at the annual Mid-America Trucking Show at Noon on Thursday, March 31, 2011, at the Kentucky Expo Center in Louisville, Kentucky.

     For the second quarter of fiscal year 2011, the company now anticipates the following results from continuing operations:
  Revenue in the range of $1,180 million to $1,210 million.
  Adjusted EBITDA in the range of $77 million to $83 million.
  Adjusted income from continuing operations in the range of $2 million to $10 million.
  Free cash flow to be slightly negative.
     “Dramatically rising steel prices combined with increasing volumes in the North America commercial truck market, and greater than anticipated Caiman launch costs are impacting our ability to convert on higher revenue this quarter,” said Jay Craig, chief financial officer, Meritor. “In addition, our expectations for the second quarter are negatively affected by an unresolved dispute regarding royalty income.”

     The company reiterated that there is no change in its planning assumptions for the full fiscal year of 2011 which call for capital expenditures in the range of $75 million to $90 million, interest expense in the range of $100 million to $110 million, cash interest in the range of $85 to $95 million, income tax expense in the range of $70 to $90 million and cash income taxes in the range of $50 to $70 million.

     To access the listen-only audio Web cast of the event which begins at Noon ET on March 31, visit the company’s Web site at meritor.com and select the Web cast link from the home page or the investor page. A downloadable version of the presentation will be available prior to the Web cast. The audio replay will be accessible for 30 days following the presentation.

About Meritor, Inc.

Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers in more than 70 countries. Meritor is based in Troy, Mich., United States, and is made up of more than 11,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For more information, visit the company's web site at meritor.com.

Forward Looking Statement

This Release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the ability to achieve the expected benefits of restructuring actions; the demand for commercial and specialty vehicles for which we supply products; reduced production for certain military programs and the return of volumes of selected long-term military contracts to more normalized levels; global economic and market cycles and conditions, including the recent global economic crisis; availability and sharply rising costs of raw materials, including steel; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); whether the liquidity of the company will be affected by declining vehicle productions in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of the company’s suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to continue to comply with covenants in its financing agreements; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; the outcome of actual and potential product liability, warranty and recall claims; rising costs of pension and other postretirement benefits; and possible changes in accounting rules; as well as other substantial costs, risks and uncertainties, including but not limited to those detailed herein and from time to time in other filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.